EXHIBIT 99.1

February 1, 2022

TO:	All Stockholders (Addressed Individually)

SUBJECT:	Report from the President

Enhancing the Value of Membership

On January 24, we announced enhancements to our Advance Rebate Program, which provides members with the opportunity to receive a cash rebate when prepaying an eligible advance and rebooking a new advance within a 30-day period. These Program improvements include expanding the advances eligible for the rebate, and increasing the rebate amount.

We first developed our Advance Rebate Program to be responsive to member needs and enhance the value of our advance offerings. These updates build on that value, creating additional flexibility for members to extend the maturity of existing advances to support your balance sheet management strategies.

The Advance Rebate Program enhancements reflect our organization-wide focus on building member value. This also includes constantly improving the user experience whenever and however members interact with our cooperative. Later this month, we plan to launch our new Affordable Housing Program (“AHP”) System, an online portal for our AHP General Fund and a key part of our continued effort to strengthen our online capabilities to better serve our members and housing partners. The new portal will streamline the submission of applications and other documentation requests, while also providing participants with a centralized location to view their entire project portfolio. The annual awarding of AHP grants is one of the most important actions our cooperative takes every year, and these enhancements will go a long way to further strengthen this vital source of funding for affordable housing initiatives across our District.

Our Focus, Your Strategic Advantage

We deliver value not only through our products and programs, but by ensuring that our members know how best to utilize these offerings to position themselves for growth and success. This focus is central to our commitment to being a strategic partner to our members. We always look to identify opportunities to discuss our offerings and provide insights on the operating environment with our members. Over the past two years, these opportunities have been primarily virtual, through podcasts, webinars and videoconferences. This continues on February 3 with our 2022 Investment Outlook webinar, featuring Kristina Hooper, Chief Global Marketing Strategist for Invesco.

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As we move further into 2022, our team is excited to get back on the road, bringing our education programs out to members and welcoming your teams into our offices. All of our educational sessions are carefully curated and tailored to each member to help our team access the benefits of FHLBNY membership to achieve your business objectives. To schedule your own session, please contact your Relationship Manager at (212) 441-6700.

Growing Our Cooperative

In 2021, we added 11 new members to our cooperative. These newest members reflect the diversity of the institutions we serve, bringing five credit unions, a commercial bank and a Community Development Financial Institution – representing wide-ranging asset sizes and types, business missions, and customer bases – into our cooperative this month. Our diverse membership base is one of the great strengths of our cooperative, enabling the funding we provide to reach into nearly every community across our region. As we look to continue to grow our cooperative in 2022, we are bolstered by a steadily increasing advance book, which reflects both the continued attractiveness of our funding and our unwavering ability to meet our members’ needs.

FHLBNY Welcomes New Directors

Later this month, when our Board of Directors holds it first set of meetings of 2022, it will do so with three new Directors: Thomas R. Cangemi, chairman, president and CEO of New York Community Bank; Gerald L. Reeves, president, CEO and Director of Sturdy Savings Bank; and Josie J. Thomas, a former senior executive at ViacomCBS. On January 28, our management team held our standard New Director Orientation session for the Board’s newest members to provide an overview of the Board’s key role in our cooperative, our reliable funding products and programs we offer our members, the support we provide to our communities, and the dedicated team across the FHLBNY that makes it all possible.

We look forward to the contributions that Directors Cangemi, Reeves and Thomas will make to our Board and our cooperative in their new roles. And, as always, our entire team looks forward to working together to ensure that the FHLBNY continues to serve as a stable source of liquidity and a reliable partner for our members and communities throughout 2022.

Sincerely,

José R. González

President and Chief Executive Officer

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based upon our current expectations and speak only as of the date hereof.  These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations of these terms.  The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized.  These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions.  We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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